Exhibit 10.6

De Ruyterkade 62, Curacao, Netherlands Antilles

Telephone: (+599) 9 61 55 55, Fax: (+599) 9 61 26 64

January 13, 1997

Mr. HANI EL-NAFFY

Del Monte Fresh Produce N. A., Inc.

800 Douglas Entrance

Coral Gables, FL 33134

Dear Hani:

Re: Employment Agreement

In consideration of the mutual covenants and conditions, this letter will confirm the agreement by and between Fresh Del Monte Produce N.V. (together with its subsidiaries and affiliates, the “Company”), and Mr. Hani El-Naffy (the “Executive”) as follows:

1. You will be employed as President and Chief Operating Officer of Fresh Del Monte Produce N.V. reporting to the Chairman and Chief Executive Officer of the Company.

2. Effective December 20,1996, your annual salary will be Eight Hundred Thousand U.S. Dollars ($800,000.00), payable on a bi-monthly basis. You will be entitled to a bonus payable annually effective year 1997 and every year thereafter, while you are employed, on the after tax net profit of Fresh Del Monte Produce N.V. and its affiliates/Global Reefer Carriers (FreshGlo).

*two percent (2%) of net after tax profit from US$1.00 to US$20,000,000.00

*one and a half percent (1.5%) of net after tax profit for any amount over US$20,000,000.00.

3. You will be eligible to use a company car, at company expense. However, a portion, attributable to personal use, shall be considered taxable income to you.

4. You shall be entitled to participate in all the medical and benefit plans offered to employees of Del Monte Fresh Produce Company.

5. You agree to abide by the Employee Agreement Relating to Assignment of Invention and Non- Disclosure of Confidential Information. The terms of this Agreement shall survive your separation with the Company for a period of three (3) years from the effective date of termination.

6. In the event that anyone or more of the provisions of this letter agreement shall be held invalid, the remaining provisions of the letter agreement shall not in any way be affected or impaired thereby.

7. This letter agreement supersedes all prior agreements, representations and understandings. Any modification to this agreement must in writing.

8. This letter agreement is to be governed by and construed in accordance with the laws of the State of Florida.

The acceptance of the reciprocal rights and conditions above is evidenced by your signing this letter in the space provided below and returning a fully-executed original to the Company for its files.

Very truly yours;

Fresh Del Monte Produce N.V.

By:	/s/ Mohammad Abughazaleh
Name:	Mohammad Abughazaleh
Title:	Chairman and Chief Executive Officer

Accepted and Agreed to this 14 day of January 1997.

By:	/s/ Hani El-Naffy
Name:	Hani El-Naffy